Exhibit 10.17

2013 Yodle Bonus Plan Document

The 2013 Yodle Bonus Plan (the “Plan”) is designed to incent and reward outstanding individual achievement, subject to the performance of Yodle, Inc. (the “Company”). This Plan document describes how the Company funds the aggregate bonus pool (the “Bonus Pool”). Any individual allocations are subject to executive and manager discretion.

Bonus Periods: Bonuses under this Plan are measured and paid semi-annually. The first bonus period runs from January 1, 2013 through June 30, 2013 and the second bonus period runs from July 1, 2013 through December 31, 2013.

Eligibility: To be eligible for bonus consideration, you must be employed by the Company in a bonus-eligible role (1) for at least 30 days during the applicable bonus period and (2) through the last day of the applicable bonus period.

Target: Your annual target is percentage of your base salary (the “Annual Target”). Your Semi-Annual Target is 50% of your Annual Target and will be prorated for any portion of a bonus period if you joined the Company, or became eligible to participate in this Plan, after a bonus period has begun. Target amounts, as adjusted as set forth below, determine the amount that will be added to the Bonus Pool. Any allocation from the Bonus Pool to you is subject to executive and manager discretion.

Company Performance: Company Performance is based on the Company’s attainment of results against a six (6)-month operating plan and is comprised of two primary components that are weighted equally: (1) achievement of revenue targets and (2) achievement of EBITDA targets. If the Company misses certain revenue or EBITDA thresholds, the portion of the amount to fund the Bonus Pool that is subject to adjustment based on Company Performance will automatically decrease to $0.

Bonus Pool Adjustment Based on Company Performance: A portion of the amount to fund the Bonus Pool based on your Semi-Annual Target is subject to adjustment at each level based on Company Performance, as described below:

•	Executive Leadership Level. Reserved for the CEO and the Executive Team, 100% of the amount to fund the Bonus Pool at this level is subject to Company Performance.

•	Senior Leadership Level. Reserved for Director, VP, and SVP level, 80% of the amount to fund the Bonus Pool at this level is subject to Company Performance.

•	Leadership Level. Reserved for all other eligible participants, 60% of the amount to fund the Bonus Pool at this level is subject to Company Performance.

Allocation and Payment: While only a portion of the amount to fund the Bonus Pool based on your Semi-Annual Target is subject to modification based on Company Performance, any bonus allocation to you is subject to executive and manager discretion. Factors taken into account include achievement of goals, performance against job standards or objectives, adherence to Yodle values, and other performance criteria. Any bonus awarded to you will be paid no later than 60 days after the end of the applicable bonus period.

Bonus Pool Funding Calculation Examples:

Note: These examples demonstrate how the bonus pool is funded overall. The examples are not individual bonus pay out calculations. Individual pay outs may be adjusted up or down based on the individual’s performance.

Annual Bonus Target: $200

Plan Level: Leadership

EXAMPLE (1):

•	$100 Semi-Annual Target

•	60% subject to Company Performance

•	The Company achieved 110% of its operating targets

•	The amount to fund the Bonus Pool is $106, calculated as (40% * $100) + ((60%*$100)*110%).

EXAMPLE (2):

•	$100 Semi-Annual Target

•	60% subject to Company Performance

•	The Company achieved 90% of its operating targets

•	The amount to fund the Bonus Pool is $94, calculated as (40% * $100) + ((60%*$100)*90%).

General: All payments are subject to all applicable deductions and withholdings. This Plan does not constitute an employment contract and your employment remains “at will”, meaning that you and the Company each retain the right to terminate your employment at any time, for any reason, without notice. This Plan may be modified or terminated by the Company’s Chief Executive Officer at any time with or without notice.